Exhibit 2.4

THIRD AMENDMENT TO REAL ESTATE PURCHASE CONTRACT

THIS THIRD AMENDMENT TO REAL ESTATE PURCHASE CONTRACT (the “Third Amendment”) is attached to and made a part of that certain Real Estate Purchase Contract effectively dated February 9, 2006, by and between CNLR DC ACQUISITIONS I, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), and BROOKFIELD FINANCIAL PROPERTIES, L.P., a Delaware limited partnership (hereinafter referred to as “Purchaser”), as amended by the Amendment to Real Estate Purchase Contract dated February 14, 2006, and as further amended by the Second Amendment to Real Estate Purchase dated February 15, 2006 (as amended, the “Agreement”).

WITNESSETH:

WHEREAS, Seller and Purchaser have heretofore entered into the Agreement, whereby Purchaser agreed to purchase that certain real and personal property located at 601 and 701 South 12th Street, Arlington, Virginia as more particularly described therein (collectively referred to herein as the “Property”), and Seller agreed to sell the Property to Purchaser on the terms and conditions set forth therein; and

WHEREAS, Seller and Purchaser desire to modify certain terms of the Agreement for their mutual benefit as set forth below.

NOW, THEREFORE, for and in consideration of the premises, the payment of Ten and No/100 ($10.00) Dollars in hand paid by Purchaser to Seller, the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged by the parties thereto, the parties hereto do hereby covenant and agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Purchase Price. The Purchase Price shall be $229,330,000.00.

3. Lender Approval Period. The Lender Approval Period is hereby extended through May 10, 2006 at 5:00 p.m. EDT. Purchaser shall have no right to extend the Lender Approval Period beyond this date.

4. Amendment to TSA Lease. The parties acknowledge and agree that Seller and the Government have entered into that certain Supplemental Lease Agreement No. 71 dated effective April 18, 2006 (“SLA 71”) amending the TSA Lease. Purchaser further acknowledges that Purchaser has approved the terms and conditions of SLA 71, and the execution thereof by Seller, in accordance with Paragraph 7(a) of the Agreement.

5. Master Servicer Consent. Purchaser and Seller agree that, in addition to the other requirements for Master Servicer’s Consent set forth in Paragraph 6(b) of the Agreement, Master Servicer shall approve SLA 71 prior to expiration of the Lender Approval Period.

6. Assignment. The last sentence of Paragraph 21(a) of the Agreement is hereby deleted and the following is inserted in its place:

Notwithstanding anything contained in this paragraph to the contrary, Purchaser shall be permitted, upon prior written notice to Seller not later than five (5) days prior to the Closing Date, to assign its interest under this Agreement to one or more entities which are controlled by, or under common control with, Purchaser; provided, however, that in no event shall such assignment delay obtaining Master Servicer’s Consent or the Closing Date.

7. Counterparts. This Third Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party, which may be by facsimile.

8. Capitalized terms. Capitalized terms used in this Third Amendment shall, unless otherwise defined, have the meaning ascribed to them in the Agreement.

9. No Other Amendment. Except as herein amended, the terms and conditions of the Agreement remain in full force and effect. In the event of a conflict between the terms and conditions of this Third Amendment and the terms and conditions of the Agreement, the terms and conditions contained in this Third Amendment shall control.

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IN WITNESS WHEREOF, Purchaser and Seller have caused this Third Amendment to be executed and effective as of April 18, 2006.

“SELLER”

CNLR DC ACQUISITIONS I, LLC, a Delaware limited liability company

By:	/s/ Julian E. Whitehurst
Name:	Julian E. Whitehurst
Its:	Executive Vice President
Date:	April 18, 2006

“PURCHASER”

BROOKFIELD FINANCIAL PROPERTIES, L.P., a Delaware limited partnership

By:	Brookfield Financial Properties, Inc., a Delaware corporation, its managing general partner

	By:	/s/ Brett Fox
	Name:	Brett Fox
	Its:	Vice President
	Date:	April 20, 2006